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                                                                   EXHIBIT 10.19


                          THE GOLDMAN SACHS GROUP, INC.

                                                              May 7, 1999


                We are pleased that you will be continuing your employment as a Managing Director of The Goldman Sachs Group, Inc., a Delaware corporation ("GS Inc."), or one or more of its subsidiaries or affiliates (collectively with GS Inc., and its and their predecessors and successors, the "Firm"), and are writing to set forth the terms and conditions of such employment. Certain capitalized terms are defined in Section 2 hereof.


1.      Employment

                You will be employed by GS Inc., or one or more of its subsidiaries or affiliates, subject to the terms and conditions of this Agreement for the period commencing on the date hereof and ending on November 24, 2000 (the "Initial Employment Period"). After the Initial Employment Period (unless otherwise agreed by you and the Firm in writing), there will be no set term of employment. You or the Firm may terminate your employment at any time during or after the Initial Employment Period for any reason, or for no reason, by giving not less than ninety (90) days' prior written notice of termination; provided, however, that the Firm may elect to place you on paid leave for all or any part of such 90-day period; and provided further that no advance notice need be given by the Firm to you in connection with a termination of your employment for Cause or on account of Extended Absence.

                During the Employment Period: (i) you will have such duties and responsibilities as the Firm may from time to time determine; (ii) you will devote your entire working time, labor, skill and energies to the business and affairs of the Firm; and (iii) you will be paid the base salary separately communicated to you and, so long as you are a participant in The Goldman Sachs Partner Compensation Plan, any bonuses payable under the Plan, or if you are not a participant in the Plan, such bonuses as the Firm may determine in its sole discretion.

                During the Employment Period, you will duly and accurately file all required income tax returns and, if requested to do so, will certify to that effect to the Firm annually, on a form specified by the Firm.


2.      Certain Definitions

                As used herein, the following terms have the following meanings:

                "Cause" means (i) your breach of this Agreement, the Noncompetition Agreement, the Pledge Agreement, the Shareholders' Agreement or any other written agreement
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between you and the Firm, or (ii) your violation of any Firm policy (including in respect of hedging or confidential information) as in effect from time to time.

                "Date of Termination" means (i) if your employment is terminated by the Firm for Cause or on account of Extended Absence, the date of the Firm's delivery of written notice of termination, (ii) if your employment is terminated by the Firm other than for Cause or on account of Extended Absence, the date that is ninety (90) days after the Firm's delivery of written notice of termination, or (iii) if your employment is terminated by you, the date that is ninety (90) days after your delivery of written notice of termination, or such earlier date as may be determined by the Firm in its sole discretion.

                "Employment Period" means the period commencing on the date hereof and ending on your Date of Termination, and includes the Initial Employment Period.

                "Extended Absence" means your absence from employment for at least 180 days in any 12-month period as a result of your incapacity due to mental or physical illness, as determined by the Firm.

                "Noncompetition Agreement" means the Agreement Relating to Noncompetition and Other Covenants, dated as of the date hereof, between you and GS Inc., as in effect from time to time.

                "Pledge Agreement" means the Pledge Agreement, dated as of the date hereof, between you and GS Inc., attached as Exhibit A to the Noncompetition Agreement, as in effect from time to time.

                "Shareholders' Agreement" means the Shareholders' Agreement, dated as of the date hereof, among GS Inc. and the individuals listed on Appendix A thereto, as in effect from time to time.

3.      Dispute Resolution

                Any dispute, controversy or claim between you and the Firm, arising out of or relating to or concerning the provisions of this Agreement, your employment with the Firm or otherwise concerning any rights, obligations or other aspects of your employment relationship in respect of the Firm, shall be finally resolved in accordance with the provisions of Sections 9, 10 and 11 of the Noncompetition Agreement. Without limiting the foregoing, you acknowledge that a violation on your part of this Agreement would cause irreparable damage to the Firm. Accordingly, you agree that the Firm will be entitled to injunctive relief for any actual or threatened violation of this Agreement in addition to any other remedies it may have.


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4.      Governing Law

                THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.


5.      Miscellaneous


                This Agreement shall not supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent of any inconsistency between this Agreement and any prior agreement, in which case this Agreement shall prevail. Notices hereunder shall be delivered to the Firm at its principal executive office directed to the attention of GS Inc.'s General Counsel, and to you at your last address appearing in the Firm's employment records.


                You may not, directly or indirectly (including by operation of law), assign your rights or obligations hereunder without the prior written consent of the Chief Executive Officer of GS Inc. or its successors, or such individual's designee, and any such assignment by you in violation of this Agreement shall be void. This Agreement shall be binding upon your permitted successors and assigns. Without impairing your obligations hereunder, GS Inc. may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate). This Agreement shall inure to the benefit of and be binding upon the Firm and its assigns. This Agreement may not be amended or modified other than by a written agreement executed by you and GS Inc. or its successors, nor may any provision hereof be waived other than by a writing executed by you or GS Inc. or its successors; provided, that any waiver, amendment or modification of any of the provisions of this Agreement shall not be effective against the Firm without the written consent of the Chief Executive Officer of GS Inc. or such individual's designee.

                If any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby. Except as expressly provided herein, this Agreement shall not confer on any person other than you and the Firm any rights or remedies hereunder. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.


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                If the foregoing is in accordance with your understanding, kindly confirm your acceptance and agreement by signing and returning the enclosed duplicate of this letter which will thereupon constitute an agreement between you and GS Inc., on its behalf and on behalf of its subsidiaries and affiliates.


                              Very truly yours,

                              THE GOLDMAN SACHS GROUP, INC.
                              (on its behalf, and on behalf of its subsidiaries and affiliates)


                              By: _____________________________________


Agreed to and accepted as of
the date of this letter



By:________________________